Exhibit 99.1

On January 22, 2019, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $830.3 million today announced operating results for the quarter and year ended December 31, 2018.

The operating results for the year ended December 31, 2018, as compared to 2017, were largely impacted by the September 8, 2017 acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary Benchmark Bank (together, “Benchmark”), which resulted in the Corporation acquiring assets with an estimated fair value of $113.8 million. The post-September 8, 2017 operations for Benchmark are included in the operations of the Corporation.

Net income for the year ended December 31, 2018 totaled $8,220,000, or $2.51 basic earnings per share compared to $3,846,000, or $1.18 basic earnings per share for the same period in 2017. Compared with the same period in 2017, net income increased $4,374,000, or 113.7%. The increase in operating results for the year ended December 31, 2018 as compared to the year ended December 31, 2017 was primarily attributable to increases in net interest income of $5,553,000 and non-interest income of $3,254,000 as well as a decrease in the provision for income taxes of $1,350,000, offset by an increase in non-interest expenses of $4,983,000 and a provision for loan losses of $450,000 compared to a credit for loan losses of $350,000 for the year ended December 31, 2017.

For the year ended December 31, 2018, non-interest income was $9,428,000, compared to $6,174,000 for the same period in 2017, an increase of $3,254,000 (52.7%) which was primarily attributable to increases in gain on sales of loans of $2,832,000 and other operating income of $425,000, offset by a decrease in loss on sale of securities of $3,000. The significant increase in gain on sale of loans was attributable to the mortgage operations acquired in connection with the Benchmark transaction.

For the year ended December 31, 2018, non-interest expenses totaled $27,436,000, compared to $22,453,000 for the same period of 2017, an increase of $4,983,000 (22.2%).  This increase is primarily attributable to the Benchmark operations and was mitigated by $1,271,000 of acquisition costs incurred by the Corporation during the year ended December 31, 2017 in connection with the acquisition.  The year over year results included increases in salaries and benefits expense of $3,865,000 (32.1%), premises and equipment of $239,000 (8.2%), advertising and promotion of $647,000 and loan fees of $501,000, offset by a decrease in consultant fees of $590,000.

The provision for income taxes for the year ended December 31, 2018 decreased $1,350,000 despite a $3,022,000 increase in income before income taxes due to the impact of the Tax Cuts and Jobs Act, which was enacted in December 2017 and resulted in a $1,136,000 reduction of the Corporation’s deferred tax assets at December 31, 2017, as well as a lowering of the Corporation’s effective federal tax rate from 34% to 21% effective January 1, 2018.

For the quarter ended December 31, 2018, the Corporation reported net income of $2,435,000, or $0.74 basic earnings per share. This compares to the fourth quarter of 2017 net income of $865,000, or $0.27 basic earnings per share. The increase in operating results for the fourth quarter of 2018 as compared to the same period in 2017 was primarily attributable to increases in net interest income of $462,000 and non-interest income of $124,000 as well as a reduction in the provision for income taxes of $1,419,000 offset by increases in non-interest expenses of $334,000 and a provision for loan losses of $100,000.

For the quarter ended December 31, 2018, non-interest income was $2,553,000, compared to $2,430,000 for the fourth quarter of 2017, a $123,000 (5.1%) increase, which was primarily attributable to increases in gain on sales of securities of $113,000 and other operating income of $137,000 offset by a decrease in gain on sales of loans of $126,000.

For the quarter ended December 31, 2018, non-interest expenses were $6,838,000, compared to $6,504,000 for the fourth quarter of 2017, a $334,000 (5.1%) increase.  The quarter over quarter increase included increases in salaries and benefits expense of $297,000 (7.9%), premises and equipment of $53,000 (7.3%) and advertising and promotion of $48,000 (15.4%), offset by decreases in legal fees of $31,000, consultant fees of $27,000 and deposit losses and recoveries of $34,000.

Total assets amounted to $830.3 million at December 31, 2018, compared to $780.5 million at December 31, 2017, an increase of $49.8 million (6.4%). The increase in total assets was primarily the result of an increase of $54.5 million (10.8%) in net loans, $5.3 million in loans held for sale and $3.4 million in goodwill, offset by a decrease of $10.8 million (39.6%) in cash and cash equivalents and a decrease of $2.1 (1.2%) million in securities available-for-sale. Deposits during this same period increased $35.7 million (5.7%) and other borrowings increased $7.1 million (15.0%).  In August, the Corporation completed a review of the accounting and tax implications of the Benchmark transaction and determined its liability for federal income tax associated with the transaction was greater than estimated at the time of the acquisition.  As a result, consistent with measurement date purchase accounting adjustments for business combinations, the Corporation recorded the additional tax liability, as well as certain other measurement date deferred tax adjustments during the third quarter of 2018 with a corresponding $3.4 million increase to goodwill.

Shareholders’ equity increased from $75.7 million at December 31, 2017 to $80.9 million at December 31, 2018. This increase was primarily the result of net income during the year ended December 31, 2018 of $8,220,000 offset by dividends paid of $1,569,000 and a $1,640,000 increase in unrealized securities losses, net of tax. The increase in unrealized securities losses during the year ended December 31, 2018, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income (loss) in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2017 Form 10-K.